EXHIBIT 99.6

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

I consent to the use of my name as a Director Nominee in the section “Management” in the Registration Statement to be filed by Digital Properties Trust, Inc. on Form S-11 and the related Prospectus and any amendments or supplements thereto.

Dated: September 23, 2004

/s/ Laurence A. Chapman
Name: Laurence A. Chapman